Exhibit 99.1

Hercules Announces First Quarter 2015 Financial Results and Quarterly Dividend of $0.31 per Share

•	Q1 2015 Distributable Net Operating Income, or “DNOI,” of ~$15.7 million, or $0.25 per share

•	Net investment loan portfolio growth, on a cost basis, of ~$133.0 million, up ~14% quarter-over-quarter

•	Total investment assets at fair value of $1.2 billion, up ~14% quarter-over-quarter

•	New debt and equity commitments of ~$271.9 million, up ~75% year-over-year

•	Q1 2015 net realized gains of ~$3.3 million, or $0.05 per share

•	Six portfolio companies completed IPO and M&A liquidity events in Q1 2015

•	Raised ~$100 million from public offering of common stock to fund investment portfolio growth

•	Expanded origination team and opened a new office in the Philadelphia market

•	Expanded Board of Directors with appointments of Susanne D. Lyons and Joseph F. Hoffman

PALO ALTO, Calif., May 7, 2015 - Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development, today announced its financial results for the first quarter ended March 31, 2015.

The Company also announced that its Board of Directors has declared a first quarter cash dividend of $0.31 per share, that will be payable on May 25, 2015, to shareholders of record as of May 18, 2015.

“Hercules Technology Growth Capital is off to a great start in 2015, as we are focusing our attention on growing our investment portfolio, building out the Hercules platform on all fronts, from expanding into new markets and financial offerings, to bolstering our executive and investment originations teams, and increasing the size of our Board of Directors,” stated Manuel Henriquez, chairman and chief executive officer of Hercules. “We believe that 2015 is expected to be a transformative year for Hercules, as we work to grow our organization and increase our loan portfolio by as much as 30% to 50% from year-end 2014 to nearly $1.3 to $1.5 billion by the end of 2015.”

Henriquez continued, “Given our strong Q1 achievements, we continue to be optimistic in our ability to both execute and accomplish our growth targets, subject to market conditions and early payoff activities remaining relatively low. Helping to drive this optimistic outlook is our healthy deal pipeline which generated more than $270 million in new commitments in the first quarter, which led to growing our total investment portfolio by ~$135.5 million, representing 13% quarter-over-quarter growth. This puts us well on our way to achieving our year-end growth targets. As expected, our level of unscheduled early payoffs decreased materially from prior quarters, helping to drive our investment loan portfolio growth.”

Henriquez added, “The trend of new investment commitments closing and funding later and later in the quarter continues, as evidenced by the additional $100.0 million in new commitments closed between our interim quarterly update (March 16, 2015) and quarter end, thereby pushing out our income produced by such loans by a quarter or so. As we had forecasted, our core and all-in effective yields are now nearly the same at ~13.0%, as described below, which we attribute to a significant decrease in fees and income associated with unscheduled early payoffs. We anticipate early payoffs activity may increase later in the second half of 2015 and continue into early 2016. Notwithstanding this potential accretive impact, our earnings spillover of ~$16.7 million from 2014 combined with our potential realized gain from the Box, Inc. IPO, (~$19.1 million potential unrealized gain based on closing price on May 6, 2015), and subject to lockup and the actual realized price when we exit the investment, possibly in Q3 or Q4 2015, should potentially provide us with additional realized gains and flexibility to maintain our current dividend levels to our shareholders, as we continue to invest in our investment portfolio and earnings growth in 2016 and beyond.”

Henriquez concluded, “We continue to be purposeful and diligent as we continue to invest in our infrastructure, focus on growing our capital base, lowering our cost of financing, growing our investment portfolio and building our market leadership within the venture lending industry. With this discipline and focus, we successfully raised over $100 million in our recent public equity offering to help fund our portfolio growth and added two accomplished executives, Susanne Lyons and Joseph Hoffman, to our Board of Directors. Their combined experience and backgrounds will be invaluable as Hercules moves to the next level of potential growth and expansion.”

Additional First Quarter 2015 Highlights

•	Q1 2015 Net Investment Income, or “NII”, of ~$13.0 million, or $0.20 per share

•	Core portfolio yields and effective portfolio yields of ~12.8% and ~12.9%, respectively

•	Strong liquidity position with ~$321.8 million available as of March 31, 2015

•	Record unfunded commitments of ~$377.6 million, up ~99% year-over-year

•	Unscheduled early principal repayments of ~$46.5 million, down ~68% quarter-over-quarter

•	Announced quarterly dividend of $0.31 per share, payable on May 25, 2015 to shareholders of record as of May 18, 2015; the thirty-ninth consecutive dividend since the Company’s initial public offering bringing the total cumulative dividend declared to date to $10.61 per share

First Quarter Review and Operating Results

Investment Portfolio

During the first quarter, Hercules entered into new commitments to provide debt and equity financings of ~$271.9 million, and funded ~$209.4 million of debt and equity investments to new and existing portfolio companies.

Net investment portfolio growth during the first quarter, on a cost basis, was ~$135.5 million, up 13% quarter-over-quarter, with originations and funding activities offsetting ~$74.0 million in normal amortization and unscheduled early payoffs “repayments.”

The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(dollars in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/14	$952.0	$44.4	$38.9	$1,035.3

New fundings*	203.8	2.4	3.2	209.4
Unscheduled paydowns	(46.5)	—	—	(46.5)
Principal reduction on investments	(27.5)	—	—	(27.5)
Net changes attributed to conversions, liquidations, and fees	3.2	(2.6)	(0.5)	0.1

Net activity during Q1 2015	133.0	(0.2)	2.7	135.5

Balances at Cost at 3/31/2015	$1,085.0	$44.2	$41.6	$1,170.8

Balances at Value at 12/31/14	$923.9	$71.7	$25.1	$1,020.7

Net activity during Q1 2015	133.0	(0.2)	2.7	135.5
Net change in unrealized appreciation / (depreciation)	1.1	1.0	3.1	5.2

Balances at Value at 3/31/2015	$1,058.0	$72.5	$30.9	$1,161.4

*	New fundings includes approximately $1.8 million of restructured / refinanced fundings

As of March 31, 2015, 100% of the Company’s debt investments were in a first lien senior secured position, and ~97.3% of the debt investment portfolio was priced at floating interest rates with Prime or LIBOR-based interest rate floors, which we believe will effectively position us to benefit from potential increases in market rates.

Unfunded Commitments

As of March 31, 2015, Hercules had record unfunded debt commitments of ~$377.6 million. Approximately $243.5 million of these unfunded commitments are contingent upon the portfolio company achieving certain performance milestones prior to Hercules’ debt commitments becoming available. Hercules intends to continue to institute funding or performance-based milestone requirements to mitigate risk in connection with its unfunded debt commitments. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Hercules intends to have its unfunded commitments covered by either liquid assets or borrowings to the extent required by the 1940 Act.

Signed Term Sheets

Hercules finished the first quarter of 2015 with ~$141.0 million in signed non-binding term sheets with five new and existing companies. Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 42 portfolio companies with a fair value of ~$72.5 million and a cost basis of ~$44.2 million as of March 31, 2015.

Warrant Portfolio

Hercules held warrant positions in 129 portfolio companies with a fair value of ~$30.9 million and a cost basis of ~$41.6 million as of March 31, 2015.

IPO Activity

As of March 31, 2015, Hercules held warrant and equity positions in six (6) portfolio companies that had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

•	Good Technology

•	ViewRay Incorporated

•	Four (4) companies filed confidentially under the JOBS Act.

In the first quarter of 2015, three Hercules portfolio companies completed their IPOs:

•	Box, Inc.

•	Zosano Pharma

•	Inotek Pharmaceuticals, Inc.

The shares held by Hercules in Box, Inc. are subject to certain restrictions that govern the timing of our divestment and may thus impact our ultimate gain or loss. In the case of Box, we are subject to a customary IPO lockup period and are restricted from selling shares of common stock for approximately six months from the date of the initial public offering. The Company’s potential gain is subject to the price of the shares when Hercules exits the investment.

In April 2015, Hercules’ portfolio company Gelesis, Inc. filed a Form S-1 Registration. Gelesis had previously filed confidentially under the JOBS Act.

In April 2015, Hercules’ portfolio company ViewRay Inc. formally withdrew its Form S-1 Registration.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Portfolio Company M&A Events

In February 2015, Zillow, Inc. (NASDAQ:Z) completed its acquisition of Hercules’ portfolio company Trulia, Inc.

In March 2015, j2 Global, Inc. (NASDAQ:JCOM) announced the acquisition of Hercules’ portfolio company SugarSync, Inc. Terms of the acquisition were not disclosed.

In March 2015, Marlin Equity Partners announced the acquisition of e-MDs and the subsequent merger of e-MDs with Hercules’ portfolio company MDeverywhere.

Core Portfolio Yield (“Core Yield”) and Effective Portfolio Yield

Hercules’ “Core Yield” excludes any benefits from the accretion of fees and income related to early loan repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees. During the first quarter of 2015, the Company’s loan portfolio investments generated

Core Yields of ~12.8%. Our effective portfolio yields, including the effects of fee and income accelerations attributed to early payoffs, restructuring, loan modifications and other one-time event fees, in the first quarter of 2015 was ~12.9%, or 310 bps lower than the fourth quarter of 2014 of ~16.0%. The decrease is primarily due to the effect of fee accelerations that occurred from a higher volume of loan early payoffs and one-time fees in the fourth quarter of 2014, as compared to the first quarter of 2015. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Income Statement

Total investment income for the first quarter of 2015 was ~$32.5 million, a decrease of ~9.1%, as compared to ~$35.8 million in the first quarter of 2014. The decrease is primarily due to interest and fees that were accelerated related to early payoffs and restructurings during the first quarter of 2014 that did not occur during the first quarter of 2015.

Interest expense and loan fees were ~$9.4 million during the first quarter of 2015 as compared to ~$9.2 million in the first quarter of 2014. The increase was primarily attributable to the addition of the 2024 Notes and Asset Backed Notes, as each term is defined herein.

The Company had a weighted average cost of debt comprised of interest and fees and loss on debt extinguishment of ~6.1% in the first quarter of 2015 versus ~6.9% during the first quarter of 2014. The decrease was primarily driven by the issuance or substitution of lower cost debt positions between periods.

Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2015 were ~$10.1 million, as compared to ~$8.2 million for the first quarter of 2014. This increase was primarily due to stock-based compensation, recruiting costs associated with strategic board recruitment and executive hiring objectives and legal costs.

NII – Net Investment Income

NII for the first quarter of 2015 was ~$13.0 million, compared to ~$18.3 million in the first quarter of 2014, representing a decrease of ~29.0%. NII per share for the first quarter of 2015 was $0.20 based on ~63.8 million basic weighted average shares outstanding, compared to $0.30 based on ~60.9 million basic weighted average shares outstanding in the first quarter 2014.

DNOI - Distributable Net Operating Income

DNOI for the first quarter was ~$15.7 million or $0.25 per share, as compared to ~$19.9 million or $0.33 per share in the first quarter of 2014. DNOI measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Realized Gains/ (Losses)

Hercules recognized net realized gains of ~$3.3 million, or $0.05 per share, during the first quarter of 2015. This net gain was comprised of ~$4.3 million of gross realized gains primarily from the sale of investments in four portfolio companies. These gains were partially offset by gross realized losses of ~$1.0 million from the liquidation of warrant and equity investments in three portfolio companies.

Continued Credit Discipline and Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through March 31, 2015, totaled ~$8.7 million, on a GAAP basis. When compared to total commitments of ~$5.2 billion over the same period, the net realized loss since inception represents ~17 basis points “bps” or 0.17% of total commitments, or an annualized loss rate of ~2 bps.

Unrealized Appreciation/ (Depreciation)

During the first quarter of 2015, the Company recorded ~$5.2 million of net unrealized appreciation from its loans, warrant and equity investments. Of the ~$5.2 million of unrealized appreciation, ~$0.8 million of appreciation was primarily attributable to net reduction of collateral based impairments on debt, equity and warrant investments in four portfolio companies, ~$6.7 million of appreciation was due to market or yield adjustments in fair value determinations, and ~$2.3 million of depreciation was related to reversals of prior appreciation due to loan payoffs and sales of warrant and equity investments.

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended March 31, 2015
(in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(1.8)	$—	$—	$(1.8)
Reversals of Prior Period Collateral based impairments	2.4	—	0.2	2.6

Net Collateral based impairments	0.6	—	0.2	0.8
Reversals due to Debt Payoffs & Warrant/Equity sales	0.4	(3.7)	1.0	(2.3)
Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	—	1.5	1.2	2.7
Level 3 Assets	0.1	3.2	0.7	4.0

Total Fair Value Market/Yield Adjustments	0.1	4.7	1.9	6.7

Total Unrealized Appreciation/(Depreciation)*	$1.1	$1.0	$3.1	$5.2

*	Excludes unrealized depreciation from escrow receivable and taxes payable

Dividends

The Board of Directors has declared a first quarter cash dividend of $0.31 per share. This dividend would represent the Company’s thirty-ninth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $10.61 per share. The following shows the key dates of our first quarter 2015 dividend payment:

Record Date	May 18, 2015
Payment Date	May 25, 2015

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of March 31, 2015, approximately 100% would be from ordinary income and spillover earnings from 2014. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2015 distributions to shareholders will actually be. As a result of the Company’s strong 2014 performance, it will distribute approximately ~$16.7 million of spillover earnings to its shareholders in 2015.

Liquidity and Capital Resources

The Company ended the first quarter with ~$321.8 million in available liquidity, including ~$171.8 million in cash and $150.0 million in available credit facilities. As of March 31, 2015, 100% of the Company’s debt outstanding was in fixed rate debt instruments, well positioning Hercules for any increase in short term rates, should they occur.

In March 2015, Hercules closed a public offering of 6,600,000 shares of its common stock at a price of $13.64 per share. In addition, the underwriters fully exercised their over-allotment option to purchase 990,000 additional shares for a price of $13.23. Net proceeds from the offering after deducting estimated offering expenses payable by the Company were ~$100.1 million. The equity offering was accretive to net asset value, increasing to $10.47 per share on ~72.9 million outstanding shares as of March 31, 2015, from $10.18 per share on ~64.7 million outstanding shares as of December 31, 2014.

Bank Facilities

Hercules has a committed credit facility with Wells Fargo for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility. Pricing at March 31, 2015 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.0%. As of March 31, 2015, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

In May 2015, the Company entered into a further amendment to the Wells Facility to remove the interest rate floor and to reduce the LIBOR rate margin by 25 basis points to 3.25%, representing a 50 basis points savings when compared to prior arrangement of a floor of 4.0%.

Hercules has a committed credit facility with Union Bank for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Pricing at March 31, 2015 under the Union Bank credit facility is LIBOR+2.25% with no floor. As of March 31, 2015, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Convertible Senior Notes

As of March 31, 2015, Hercules had ~$17.4 million in 6.00% convertible senior notes which mature in April 2016 (the “Convertible Senior Notes”).

The Convertible Senior Notes are comprised of ~$17.6 million in aggregate principal amount outstanding less ~$267,000 in remaining unaccreted discount initially recorded upon issuance of the Convertible Senior Notes. Upon conversion of the Convertible Senior Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is ~$11.28 per share of common stock, in each case subject to adjustment in certain circumstances. By not meeting the stock trading price conversion requirement during the three months ended March 31, 2015, the Convertible Senior Notes are not currently convertible for the three months ending June 30, 2015.

At March 31, 2015, ~$38,000 of the Convertible Senior Notes were converted pursuant to the conversion procedures as set forth in the Indenture, and were settled in April 2015 with a combination of cash equal to the outstanding principal amount of the converted notes and ~614 shares of our common stock. No additional notes are converting as of May 4, 2015, and no further settlements will be made prior to July 1, 2015.

Senior Notes

As of March 31, 2015, Hercules had ~$103.0 million in aggregate principal amount of its 6.25% Senior Notes due 2024 (the “2024 Notes”). The 2024 Notes are listed on the New York Stock Exchange under the trading symbol “HTGX.”

As of March 31, 2015, Hercules had ~$170.4 million in 7.00% Senior Notes. These notes are comprised of ~$84.5 million of notes maturing in April 2019 (the “April 2019 Notes”) and ~$85.9 million of notes maturing September 2019 (the “September 2019 Notes”). The April 2019 Notes and September 2019 Notes are listed on the New York Stock Exchange under the trading symbols “HTGZ” and “HTGY,” respectively.

In April 2015, Hercules redeemed $20.0 million of the $84.5 million in issued and outstanding aggregate principal amount of the Company’s April 2019 7.00% Senior Notes, as previously approved by the Board of Directors. The Company currently intends to make additional redemptions on the April 2019 Notes throughout the 2015 calendar year, depending on our anticipated cash needs.

Asset Backed Notes

As of March 31, 2015, Hercules had ~$4.2 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “2017 Asset-Backed Notes”), which were rated A1(sf) by Moody’s Investors Service, Inc. The 2017 Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

Changes that occurred in February 2015 in the payment schedule of obligors in the 2017 Asset-Backed Notes collateral pool triggered a rapid amortization event in accordance with the sale and servicing agreement for the 2017 Asset-Backed Notes. Due to this Event, the 2017 Asset-Backed Notes were fully repaid as of April 16, 2015.

As of March 31, 2015, Hercules had ~$129.3 million outstanding in aggregate principal of fixed-rate asset-backed notes (the “2021 Asset-Backed Notes”), which were rated A(sf) by Kroll Bond Rating Agency, Inc. The 2021 Asset-Backed Notes have a fixed interest rate of 3.524% per annum and a stated maturity of April 16, 2021.

SBIC Debentures

At March 31, 2015, Hercules had ~$190.2 million in outstanding debentures under the SBIC program.

In April 2015, the Senate Small Business Committee passed S. 552, the Small Business Investment Company Capital Act of 2015, by a voice vote. S. 552 increases the SBIC family of funds limit from $225 to $350 million. It is anticipated that the Senate may consider moving to clear the bill on the Senate floor prior to the end of May, potentially, and forward the bill to the House of Representatives. Pending this event, Hercules is considering filing an application for its third SBIC license, to gain access to additional capital under the SBIC debenture program. However, there can be no assurances that Congress will pass the Small Business Investment Company Act of 2015.

Leverage

Hercules’ debt to equity ratio at March 31, 2015 was ~80.5%. However, if the outstanding cash at March 31, 2015 of ~$171.8 million was deducted from total debt of ~$614.4 million and divided by total equity of ~$763.3 million, the net leverage ratio would be ~58.0%. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of ~$339.1 million, bringing the maximum potential leverage to ~$953.5 million, or ~124.9%, as of March 31, 2015, if it had access to such additional leverage.

As of March 31, 2015, the Company’s asset coverage ratio under our regulatory requirements as a business development company was ~279.7%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of March 31, 2015, the Company’s net assets were ~$763.3 million, an increase of ~16.8% as compared to ~$653.3 million as of March 31, 2014, due in part to the $100.1 million equity offering completed in March 2015. Net assets were ~$658.9 million as of December 31, 2014.

As of March 31, 2015, net asset value per share was $10.47 on ~72.9 million outstanding shares, representing a decrease of ~1.0% compared to $10.58 on ~61.8 million outstanding shares as of March 31, 2014. Net asset value per share was $10.18 on ~64.7 million outstanding shares as of December 31, 2014.

Portfolio Asset Quality

As of March 31, 2015, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$188.4 million or 17.8% of the total portfolio
Grade 2	$590.9 million or 55.9% of the total portfolio
Grade 3	$174.9 million or 16.5% of the total portfolio
Grade 4	$90.2 million or 8.5% of the total portfolio
Grade 5	$13.6 million or 1.3% of the total portfolio

At March 31, 2015, the weighted average loan grade of the portfolio at cost was 2.26 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.05 as of March 31, 2014 and 2.24 as of December 31, 2014. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1.	As of May 4, 2015, Hercules has:

a.	Closed debt and equity commitments of ~$31.4 million to new and existing portfolio companies.

b.	Pending commitments (signed non-binding term sheets) of ~$162.4 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-15 Closed Commitments (a)	$271.9
Q2-15 Closed Commitments (as of May 4, 2015)(a)	$31.4
Q2-15 Pending Commitments (as of May 4, 2015) (b)	$162.4
Year-to-date 2015 Closed and Pending Commitments	$465.7

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.	In February 2015, changes in the payment schedule of obligors in the 2017 Asset-Backed Notes collateral pool triggered a rapid amortization event in accordance with the sale and servicing agreement for the 2017 Asset-Backed Notes. Due to this Event, the 2017 Asset-Backed Notes were fully repaid as of April 16, 2015.

2.	In April 2015, Hercules’ portfolio company ViewRay Inc. formally withdrew its form S-1 Registration with the SEC.

3.	In April 2015, Hercules redeemed $20.0 million of the $84.5 million in issued and outstanding aggregate principal amount of the Company’s April 2019 7.00% Senior Notes, as previously approved by the Board of Directors. The Company currently intends to make additional redemptions on the April 2019 Notes throughout the 2015 calendar year, depending on our anticipated cash needs.

4.	Effective as of April 6, 2015, the Company amended its charter to increase the number of shares of common stock it is authorized to issue from 100,000,000 to 200,000,000. The Company effected the increase in authorized shares by filing Articles of Amendment with the State Department of Assessments and Taxation of Maryland.

5.	In May 2015, the Company entered into a further amendment to the Wells Facility to remove the interest rate floor and to reduce the LIBOR rate margin by 25 basis points to 3.25%, representing a 50 basis points savings when compared to prior arrangement of a floor of 4.0%.

Conference Call

Hercules has scheduled its first quarter 2015 financial results conference call for May 7, 2015 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 30386011.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $5.2 billion to over 320 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,154,801 and $1,019,799, respectively)	$1,150,639	$1,012,738
Affiliate investments (cost of $16,007 and $15,538, respectively)	10,782	7,999

Total investments, at value (cost of $1,170,808 and $1,035,337, respectively)	1,161,421	1,020,737
Cash and cash equivalents	171,756	227,116
Restricted cash	21,949	12,660
Interest receivable	9,102	9,453
Other assets	22,860	29,257

Total assets	$1,387,088	$1,299,223

Liabilities
Accounts payable and accrued liabilities	$9,320	$14,101
Long-term Liabilities (Convertible Senior Notes)	17,375	17,345
2017 Asset-Backed Notes	4,203	16,049
2021 Asset-Backed Notes	129,300	129,300
2019 Notes	170,364	170,364
2024 Notes	103,000	103,000
Long-term SBA Debentures	190,200	190,200

Total liabilities	$623,762	$640,359
Net assets consist of:
Common stock, par value	$73	$65
Capital in excess of par value	760,034	657,233
Unrealized appreciation (depreciation) on investments	(11,462)	(17,076)
Accumulated realized gains (losses) on investments	17,391	14,079
Undistributed net investment income	(2,710)	4,563

Total net assets	$763,326	$658,864

Total liabilities and net assets	$1,387,088	$1,299,223

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	72,891	64,715
Net asset value per share	$10.47	$10.18

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Investment income:
Interest income
Non-Control/Non-Affiliate investments	$30,459	$29,382
Affiliate investments	100	1,464

Total interest income	30,559	30,846

Fees
Non-Control/Non-Affiliate investments	1,934	4,913
Affiliate investments	1	11

Total fees	1,935	4,924

Total investment income	32,494	35,770
Operating expenses:
Interest	7,854	7,148
Loan fees	1,513	2,076
General and administrative	3,618	2,461
Employee Compensation:
Compensation and benefits	3,796	4,221
Stock-based compensation	2,719	1,560

Total employee compensation	6,515	5,781

Total operating expenses	19,500	17,466
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	(1)	—

Net investment income	12,993	18,304
Net realized gain on investments
Non-Control/Non-Affiliate investments	3,312	4,872

Total net realized gain on investments	3,312	4,872
Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	3,301	(1,038)
Affiliate investments	2,313	47

Total net unrealized appreciation (depreciation) on investments	5,614	(991)

Total net realized and unrealized gain (loss)	8,926	3,881

Net increase in net assets resulting from operations	$21,919	$22,185

Net investment income before investment gains and losses per common share:
Basic	$0.20	$0.30

Change in net assets per common share:
Basic	$0.33	$0.36

Diluted	$0.33	$0.35

Weighted average shares outstanding
Basic	63,783	60,870

Diluted	64,163	62,695

Dividends declared per common share:
Basic	$0.31	$0.31

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Net investment income to DNOI
Net investment income	$12,993	$18,304
Stock-based compensation	2,719	1,560

DNOI	$15,712	$19,864
DNOI per share-weighted average common shares
Basic	$0.25	$0.33

Weighted average shares outstanding
Basic	63,783	60,870

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

March 31, 2015
Total Debt	$614,442
Cash and cash equivalents	(171,756)

Numerator: net debt (total debt less cash and cash equivalents)	$442,686
Denominator: Total net assets	$763,326
Net Leverage Ratio	58.0%

Net leverage ratio is calculated by deducting the outstanding cash at March 31, 2015 of ~$171.8 million from total debt of ~$614.4 million divided by our total equity of ~$763.3 million, resulting in a net leverage ratio of 58.0%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.